EXHIBIT 14.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
RADCOM Ltd.
Tel Aviv
Israel

We consent to the incorporation by reference in the Registration Statement (File No. 333-07964, No. 333-13244, No. 333-13246, No. 333-13248, No. 333-13250, No. 333-13252, No. 333-13254, No. 333-14236, No. 333-111931 and No. 333-123981) on Form S-8 and in the Registration Statement on Form F-3 (File No. 333-115475) of RADCOM Ltd. of our report dated March 27, 2006, with respect to the consolidated balance sheets of RADCOM Ltd. as of December 31, 2005 and 2004 and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2005, which report appears in the December 31, 2005 Annual Report on Form 20-F of RADCOM Ltd.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
Member Firm of KPMG International

Tel-Aviv, Israel
March 29, 2006.